                                                                   Exhibit 10.4

                             EMPLOYMENT AGREEMENT


     This EMPLOYMENT AGREEMENT ("Agreement") is made as of the ____ day of March, 1999, between Boron, LePore & Associates, Inc., a Delaware corporation (the "Company"), and Patrick G. LePore ("Executive").

     WHEREAS, Executive has previously had a valued association with the Company;

     WHEREAS, the Company is desirous of engaging Executive to continue to serve as President and Chief Executive Officer of the Company; and

     WHEREAS, Executive is desirous of committing to serve the Company on the terms herein provided.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. EMPLOYMENT. The initial term of this Agreement shall extend from the date hereof (the "Commencement Date") until the fourth anniversary of the Commencement Date. The term of this Agreement shall be subject to termination as provided in Paragraph 6 and may be referred to herein as the "Period of Employment."

2. POSITION AND DUTIES. During the Period of Employment, Executive shall serve as the Chairman, President and Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the "Board"), and shall have general charge of and supervision over the business of the Company and its subsidiaries as its chief executive officer, subject to his supervision of the Board of Directors, and such other powers and duties as may from time to time be prescribed by the Board, provided that such duties are consistent with Executive's position or other positions that he may hold from time to time. Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, Executive may serve on other boards of directors or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with Executive's performance of his duties to the Company as provided in this Agreement.

3.   COMPENSATION AND RELATED MATTERS.

     (A) BASE SALARY. Initially, Executive shall receive an annual base salary ("Base Salary") at the rate of Three Hundred Fifty Thousand Dollars and xx/100 Cents ($350,000). Executive's Base Salary shall be increased, but not decreased, annually based on Executive's annual performance reviews.

     (B) ANNUAL BONUS. In addition to Base Salary, Executive shall be entitled to participate in such executive bonus program as may be established by the Company and then in effect, subject to and in accordance with the terms thereof (the "Annual Bonus").

     (C) OTHER BENEFITS. During the Period of Employment, Executive shall be entitled to continue to participate in or receive benefits under all of the Company's Employee Benefit Plans maintained for senior executive officers in effect on the date hereof. As used herein, "Employee Benefit Plans" include, without limitation, each pension and retirement plan; supplemental pension, retirement and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Company on the date hereof for senior executive officers of the Company. During the Period of Employment, Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement which may, in the future, be made available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Compliance with this Subparagraph 3(c) shall in no way create any obligation, expressed or implied, on the part of the Company or any parent, subsidiary or affiliate of the Company with respect to the continuation of any benefit plan or arrangement maintained as of or prior to the date hereof or the creation and maintenance of any particular benefit or other plan or arrangement of any time after the date hereof. Nothing paid to Executive under the Employee Benefit Plans presently in effect or any employee benefit plan or arrangement which may be made available in the future shall be deemed to be in lieu of compensation payable to Executive under Subparagraphs 3(a) and 3(b).

     (D) LIABILITY INSURANCE. The Company shall pay the premiums on, and maintain in effect throughout the Period of Employment, director and officer liability insurance coverage as is paid and maintained for other directors and senior executive officers of the Company.

     In addition, for six (6) years following the termination of the Period of Employment, the Company shall pay the premiums on, and maintain in effect, the same level of director and officer liability insurance coverage as was paid and maintained for Executive as of the last day of the Period of Employment. Such coverage shall be provided only with respect to claims incurred during Executive's Period of Employment.

     (E) AUTOMOBILE ALLOWANCE. The Company shall pay, in addition to Executive's Base Salary and Annual Bonus, an annual amount of $1,200 to Executive, to be used for the purpose of maintaining an automobile.

     (F) EXPENSES. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers) in performing services hereunder during the Period of Employment, provided that Executive properly accounts therefor in accordance with Company policy.

     (G) VACATIONS. Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers, but in any case not less than five (5) weeks per annum. Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers.

     (H) CLUBS. The Company shall maintain memberships in two country clubs as designated by the Executive during the Period of Employment and during any period in which severance is paid.

4.   UNAUTHORIZED DISCLOSURE.

     (A) CONFIDENTIAL INFORMATION. Executive acknowledges that in the course of his employment with the Company, he has been allowed to become, and shall continue to be allowed to become, acquainted with the Company's business affairs, information, trade secrets, and other matters which are of a proprietary or confidential nature, including, but not limited to, and the Company's business opportunities and plans, sales and marketing plans, price and cost information, earnings information and projections, business relationships, joint ventures, finances, various sales techniques and other confidential information (collectively the "Confidential Information"). Executive understands and acknowledges that such Confidential Information is confidential, and he agrees not to disclose such Confidential Information to anyone outside the Company except as he deems reasonably necessary or appropriate in connection with performing his duties on behalf of the Company. Executive further agrees that he shall not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company. At such time as Executive shall cease to be employed by the Company, he shall immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them provided to or created by him during the course of his employment with the Company.

     (B) HEIRS, SUCCESSORS, AND LEGAL REPRESENTATIVES. The foregoing provisions of this Paragraph 4 shall be binding upon Executive's heirs, successors, and legal representatives. The provisions of this Paragraph 4 shall survive the termination of this Agreement for any reason.

5. COVENANT NOT TO COMPETE. The provisions of this Paragraph 5 shall apply during the Period of Employment with the Company and for a period of two (2) years thereafter following termination of the Executive's employment relationship with the Company for any reason, provided that such non-competition period shall be three (3) years if the Executive is entitled to compensation upon termination as contemplated by Subparagraphs 8(a) or 8(b), in either case commencing when the employment relationship has ended (the "Non-Competition Period"). In consideration for Executive's employment by the Company under the terms provided in this Agreement and as a means to aid in the performance and enforcement of the terms of the Unauthorized Disclosure provisions of Paragraph 4, Executive agrees that he will not, without the express written consent of the Company, directly or indirectly, anywhere in the United

States, engage in any activity which is, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity), any business, organization or person other than the Company (or any affiliate of the Company), whose business, activities, products or services are competitive with any of the business, activities, products or services conducted or offered by the Company and its subsidiaries at the time of the termination of Executive's employment with the Company, which business, activities, products and services shall include in any event peer influence meetings, telemarketing activities, contract sales, field force logistics services and outsource marketing involving pharmaceutical and healthcare companies. However, direct and/or indirect ownership by Executive of not more than five percent (5%) of the number of shares outstanding of a publicly-held corporation which is engaged primarily in such business shall not be considered a violation of the preceding sentence.

     Further, Executive agrees that Executive shall not, during the Non-Competition Period, directly or indirectly, solicit or induce any present or future employee of the Company to accept employment with Executive or with any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated. However, Executive shall not be deemed to be in violation of the preceding sentence if Executive is approached by such a Company employee regarding employment with Executive. Executive also agrees that Executive shall not employ or cause any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated to employ any present or future officer, director or regional manager of the Company without providing the Company with ten (10) days' prior written notice of such proposed employment.

6. TERMINATION. Executive's employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

     (A) DEATH. Executive's employment hereunder shall terminate upon his death.

     (B) PERMANENT DISABILITY. If, as a result of Executive's permanent incapacity due to physical or mental illness or disability, Executive shall have been absent from his duties hereunder on a full-time basis for one hundred eighty (180) calendar days in the aggregate in any twelve (12) month period, the Company may terminate Executive's employment hereunder.

     (C) TERMINATION BY COMPANY FOR CAUSE. At any time during the Period of Employment, the Company may terminate Executive's employment hereunder for Cause, provided that such termination is approved by not less than a majority of Board at a meeting of the Board called and held for such purpose. For purposes of this Agreement, "Cause" shall mean:

         (i) the Executive shall commit an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Company or any of its subsidiaries, or shall be convicted by a court of competent jurisdiction of, or shall plead guilty or nolo contendere to, any felony or any crime involving moral turpitude; or

         (ii) the Executive shall commit a material breach of any of the covenants, terms or provisions hereof, which breach has not been remedied within thirty (30) days after delivery to the Executive by the Board of written notice of the facts constituting the breach; or

         (iii) the Executive shall have failed to comply with written instructions from the Board, which are reasonable and consistent with
     Section 3, or shall have substantially failed to perform the Executives's duties hereunder for a period of thirty (30) days after written notice from the Board.

     (D) TERMINATION WITHOUT CAUSE. At any time during the Period of Employment, the Company may terminate Executive's employment hereunder without Cause if such termination is approved by not less than a majority of the Board at a meeting of the Board called and held for such purpose.

     (E) TERMINATION BY EXECUTIVE. At any time during the Period of Employment, Executive may terminate his employment hereunder for any reason, including but not limited to Good Reason. For purposes of this Agreement, "Good Reason" shall mean that Executive has complied with the "Good Reason Process" (hereinafter defined) following the occurrence of any of the following events: (A) a substantial adverse change in the nature or scope of the Executive's responsibilities, authorities, title, powers, functions, or duties; (B) a reduction in the Executive's annual base salary except for across-the-board salary reductions similarly affecting all or substantially all management employees; or (C) the relocation of the offices at which the Executive is principally employed to a location more than fifty (50) miles from Fair Lawn, New Jersey. "Good Reason Process" shall mean that (i) the Executive reasonably determines in good faith that a "Good Reason" event has occurred; (ii) Executive notifies the Company in writing of the occurrence of the Good Reason event;
(iii) Executive cooperates in good faith with the Company's efforts, for a period not less than thirty (30) days following such notice, to modify Executive's employment situation in a manner acceptable to Executive and Company; and (iv) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to Executive.

     (F) NOTICE OF TERMINATION. Except for termination as specified in Subparagraph 6(a), any termination of Executive's employment by the Company or any such termination by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

     (G) DATE OF TERMINATION. "Date of Termination" shall mean: (i) if Executive's employment is terminated by his death, the date of his death; (ii) if Executive's employment is terminated on account of permanent disability under Subparagraph 6(b), the date on which Notice of Termination is given; (iii) if Executive's employment is terminated by the Company under Subparagraph 6(c) or 6(d), thirty (30) days after the date on which a Notice of Termination is given; and (iv) if Executive's employment is terminated by Executive under Subparagraph 6(e), thirty (30) days after the date on which a Notice of Termination is given.

7.   COMPENSATION UPON TERMINATION OR DURING DISABILITY.

     (A) If Executive's employment terminates by reason of his death or disability, the Company shall, within ninety (90) days of death or such disability termination, pay in a lump sum amount to the Executive (or his surviving spouse in the case of death) an amount equal to the Executive's accrued and unpaid Base Salary. In the case of termination due to death, the Company shall also continue payment of Executive's Base Salary and target bonus at the rates in effect at the Date of Termination to Executive's surviving spouse for one (1) year. In either case, for a period of one (1) year following the Date of Termination, the Company shall provide medical and dental insurance coverage to Executive (in the case of disability), Executive's spouse and dependents, on the same terms and conditions as though Executive had remained employed. In addition to the foregoing, any payments to which Executive (or his spouse, beneficiaries, or estate, in the case of death) may be entitled under any employee benefit plan shall also be paid in accordance with the terms of such plan or arrangement. Such payments, in the aggregate, shall fully discharge the Company's obligations hereunder.

     (B) During any period that Executive fails to perform his duties hereunder as a result of permanent incapacity due to physical or mental illness or disability, Executive shall receive the benefits provided under the Company's then-existing long-term disability insurance policy for senior executive officers.

     (C) If Executive's employment is terminated by the Company for Cause as provided in Subparagraph 6(c) or Executive terminates his employment hereunder without Good Reason as provided in Subparagraph 6(e), then the Company shall, through the Date of Termination, pay Executive in a lump sum amount his accrued and unpaid Base Salary at the rate in effect at the time Notice of Termination is given. Thereafter, the Company shall have no further obligations to Executive except as otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter Executive's rights under any employee benefit plan of the Company in which Executive, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.

     (D) If Executive's employment is terminated by the Company without Cause as provided in Subparagraph 6(d), if Executive terminates his employment for Good Reason as provided in Subparagraph 6(e) or if Executive's employment with the Company terminates as a result of the expiration of the initial Period of Employment without extension, then the

Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary at the rate in effect at the time Notice of Termination is given. Payment of all amounts under this Subparagraph 7(d) is agreed to by the parties hereto to be in full satisfaction, compromise and release of any claims arising out of Executive's employment or termination thereof pursuant to Subparagraph 6(d) or 6(e). In any case, the payment of all such amounts under this Subparagraph 7(d) shall be contingent upon the Employee's compliance with Paragraphs 4 and 5 above and the Executive's delivery of a general release upon termination of employment covering all matters arising under or in connection with this Agreement. Such release shall be in a form reasonably satisfactory to the Company, it being understood that no severance benefits shall be provided unless and until the Executive determines to execute and deliver such release.

     Subject to the foregoing, the Company shall also provide Executive with the following "Severance Benefits:"

         (i) The Company shall pay Executive in a lump sum, on the Date of Termination, an amount equal to two (2) times the sum of (A) Executive's current Base Salary and (B) his most recently paid Annual Bonus, or target bonus for the year of termination, if higher.

         (ii) In addition to any other benefits to which Executive may be entitled in accordance with the Company's then existing severance policies, the Company shall, for a period of two (2) years commencing on the Date of Termination, continue to provide family medical and dental insurance coverage to Executive, Executive's spouse and dependents, on the same terms and conditions as though Executive had remained employed. In the event Executive's participation in any medical or dental insurance plan is barred, the Company shall arrange to provide Executive with benefits substantially equivalent to those which Executive would otherwise have received had his participation not been barred;

         (iii) Executive shall receive all the rights and benefits granted or in effect with respect to Executive under the Company's employee stock option or incentive plans and agreements with Executive pursuant thereto. In addition to the foregoing, all stock options and restricted stock awards shall be deemed fully vested as of the date of termination, and all outstanding option agreements shall be deemed amended to so provide; and

         (iv) Executive shall be entitled to receive reimbursement of any reasonable legal fees or costs incurred by him in obtaining or enforcing any right or benefit provided by this Agreement, except in cases involving frivolous or bad faith litigation initiated by Executive.

     (e) Nothing contained in the foregoing Subparagraphs 7(a) through 7(d) shall be construed so as to affect Executive's rights or the Company's obligations relating to agreements or benefits which are unrelated to termination of employment.

8. PAYMENT. The provisions of this Paragraph 8 set forth certain terms of an agreement reached between Executive and the Company regarding Executive's rights and obligations upon or following the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance Executive's continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Subparagraph 7(d)(i) regarding Severance Benefits in the event the Executive's employment terminates as contemplated by Subparagraphs 8(a) or 8(b), it being understood that the provisions of Section 7(d)(ii) through (iv) shall continue to apply in the event of a termination under Section 8(a) or 8(b) below.

     (A) UPON CHANGE IN CONTROL. If, within the thirty (30) day period immediately following a Change in Control, Executive elects to terminate his employment with the Company, then the Company shall pay Executive in a lump sum an amount equal to the sum of (A) three (3) times the Executive's current Base Salary (or his Base Salary immediately prior to the Change of Control, if greater), (B) three (3) times his Highest Bonus (as hereinafter defined), and
(C) any Gross-Up Payment provided under Subparagraph 8(c) below. Such payment shall be made no later than three (3) days after the Date of Termination. For purposes of this Section 8, Highest Bonus shall mean the largest Annual Bonus actually paid for work performed in the three most recently completed fiscal years.

     (B) AFTER CHANGE IN CONTROL. If, within the eighteen (18) month period following a Change of Control, Executive's employment is terminated pursuant to or under the circumstances contemplated by Section 7(d), then the Company shall pay Executive in a lump sum an amount equal to the sum of (A) three (3) times the Executive's current Base Salary (or his Base Salary immediately prior to the Change of Control, if greater), (B) three (3) times his Highest Bonus, and (C) any Gross-Up Payment provided under Subparagraph 8(c) below.

     (C) ADDITIONAL BENEFITS.

         (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, other than amounts payable under the Company's Incentive Bonus Plan for Executives, (the "Severance Payments"), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Severance Payments, any Federal, state, and local income tax, employment tax and Excise Tax upon the payment provided by this subsection, and any interest and/or penalties assessed with respect to such Excise Tax, shall be equal to the Severance Payments.

         (ii) Subject to the provisions of Subparagraph 8(c)(iii), all determinations required to be made under this Subparagraph 8(c), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by Arthur Andersen LLP or any other nationally recognized accounting firm selected by the Company (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The initial Gross-Up Payment, if any, as determined pursuant to this Subparagraph 8(c)(ii), shall be paid to the applicable tax authorities on behalf of the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Company shall furnish the Executive with an opinion of counsel that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"). In the event that the Company exhausts its remedies pursuant to Subparagraph 8(c)(iii) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, consistent with the calculations required to be made hereunder, and any such Underpayment, and any interest and penalties imposed on the Underpayment and required to be paid by the Executive in connection with the proceedings described in Subparagraph 8(c)(iii), shall be promptly paid by the Company to or for the benefit of the Executive.

         (iii) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, provided that the Company has set aside adequate reserves to cover the Underpayment and any interest and penalties thereon that may accrue, the Executive shall:

               (A) give the Company any information reasonably requested by the Company relating to such claim,

               (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company,

               (C) cooperate with the Company in good faith in order effectively to contest such claim, and

               (D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Subparagraph 8(c)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.

         (iv) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Subparagraph 8(c)(iii), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Subparagraph 8(c)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Subparagraph 8(c)(iii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     (D) DEFINITIONS. For purposes of this Agreement "Change in Control" shall mean (a) the sale of all or substantially all of the assets of the Company and its subsidiaries to an unrelated person or entity; (b) a merger, reorganization or consolidation in which the holders of the Company's outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity immediately upon completion of such transaction; (c) the sale of all or substantially all of the outstanding stock of the Company to an unrelated person or entity in which the holders of the Company's outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity immediately upon completion of such transaction; or (d) any other transaction or series of transactions where the owners of the Company's outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity immediately upon completion of such transaction.

9. NOTICE. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

         if to the Executive:

               At his home address as shown
               in the Company's personnel records;

         if to the Company:

               Boron, LePore & Associates, Inc.
               17-17 Route 208 North
               Fair Lawn, New Jersey 07410
               Attn.: President

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10. SPECIFIC PERFORMANCE; SEVERABILITY. It is specifically understood and agreed that any breach of the provisions of this Agreement including, without limitation, Paragraph 5 hereof by the Executive is likely to result in irreparable injury to the Company and its subsidiaries and affiliates, that the remedy at law alone will be inadequate remedy for such breach and that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law), without the necessity of proving actual damages. In case any of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this unenforceable provision had been limited or modified (consistent with its general intent) to the extent necessary to make it valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained in this Agreement.

11. MISCELLANEOUS. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Delaware (without regard to principles of conflicts of laws).

12. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The invalid portion of this Agreement, if any, shall be modified by any court having jurisdiction to the extent necessary to render such portion enforceable.

13. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

14. LITIGATION AND REGULATORY COOPERATION. During and after Executive's employment, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive's cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive's employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall also provide Executive with compensation on an hourly basis calculated at his final base compensation rate for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Paragraph 14, including, but not limited to, reasonable attorneys' fees and costs.

15. NO REQUIREMENT OF MITIGATION. After the termination of this Agreement, Executive shall not be required to seek other employment, nor shall Executive be required to offset the benefits payable by the Company under this Agreement against his other compensation or income. The Company shall not offset Executive's benefits under this Agreement by any claims which it may have against the Executive.

16. ASSIGNABILITY. This Agreement shall not be assigned by the Executive and shall inure to the benefit of successors to the Company by way of merger, consolidation or transfer of all or substantially all of the assets of the Company. The Company will use its best efforts to require any successor to expressly assume and agree to perform this Agreement in the same manner that the Company would be required to perform if no such succession had taken place.

17. DISPUTE RESOLUTION. In the event of a dispute between the parties concerning their respective rights and obligations under this Agreement or under any stock option agreement to which the Executive and the Company are party that the parties are unable to resolve amicably between themselves within sixty (60) days of proper notice from one party to another, such dispute shall be settled by arbitration in the State of New Jersey in an expedited manner in accordance with the Employment Dispute Rules of the American Arbitration Association by a duly registered arbitrator to be selected jointly by the parties. The decision of the arbitrator shall be final and binding upon the parties. Notwithstanding anything to the contrary herein, the provisions of this Section 17 shall not apply to any equitable remedies to which any party may be entitled to hereunder.

18. PRIOR AGREEMENTS. By execution of this Agreement, the parties hereby terminate the prior agreement between Executive and the Company dated as of December 4, 1996 with regard to employment or severance arrangements and acknowledge and agree that no provisions of such prior agreement shall survive the execution and delivery of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                        BORON, LEPORE &ASSOCIATES, INC.


                                        By:________________________________
                                        Its:_______________________________



                                        ___________________________________
                                        Patrick G. LePore